Exhibit 99.5
Item 7 — Management's Discussion and Analysis of Financial Condition and the Results of Operations

The following discussion analyzes the Company's historical financial condition and results of operations, which were recast to include the effect of the June 2014 Drop Down Assets, the January 2015 Drop Down Assets, the November 2015 Drop Down Assets and the CVSR Drop Down, which were acquired on June 30, 2014, January 2, 2015, November 3, 2015 and September 1, 2016, respectively. As further discussed in Item 15 — Note 1, Nature of Business, to the Consolidated Financial Statements, the purchases of these assets were accounted for in accordance with ASC 805-50, Business Combinations - Related Issues, whereas the assets and liabilities transferred to the Company relate to interests under common control by NRG and, accordingly, were recorded at historical cost. The difference between the cash proceeds and historical value of the net assets was recorded as a distribution to/from NRG and offset to the noncontrolling interest. The guidance requires retrospective combination of the entities for all periods presented as if the combination has been in effect since the inception of common control. Accordingly, the Company prepared its consolidated financial statements to reflect the transfers as if they had taken place from the beginning of the financial statements period (January 1, 2013), or from the date the entities were under common control (if later than the beginning of the financial statements period). The financial statements reflect the transfers as if they had taken place on May 13, 2013, for Kansas South, March 28, 2013, for TA High Desert and April 1, 2014, for the January 2015 Drop Down Assets and the majority of the November 2015 Drop Down Assets, which represents the date these entities were acquired by NRG. The Company reduces net income attributable to its Class A and Class C common stockholders by the pre-acquisition net income for the Drop Down Assets, as it is not available to the stockholders.
In addition, for all periods prior to the initial public offering, the discussion reflects the Company's accounting predecessor, NRG Yield, the financial statements of which were prepared on a ''carve-out'' basis from NRG and are intended to represent the financial results of the contracted renewable energy and conventional generation and thermal infrastructure assets in the U.S. that were acquired by NRG Yield LLC on July 22, 2013. For all periods subsequent to the initial public offering, the discussion reflects the Company's consolidated financial results.
As you read this discussion and analysis, refer to the Company's recast Consolidated Statements of Operations to this Form 8-K, which present the results of operations for the years ended December 31, 2015, 2014 and 2013. Also refer to Item 1 — Business and Item 1A — Risk Factors, to the Company's 2015 Form 10-K, which include detailed discussions of various items impacting the Company's business, results of operations and financial condition.
The discussion and analysis below has been organized as follows:

•	Executive Summary, including a description of the business and significant events that are important to understanding the results of operations and financial condition;

•	Results of operations, including an explanation of significant differences between the periods in the specific line items of the consolidated statements of operations;

•	Financial condition addressing liquidity position, sources and uses of cash, capital resources and requirements, commitments, and off-balance sheet arrangements;

•	Known trends that may affect the Company’s results of operations and financial condition in the future; and

•
Critical accounting policies which are most important to both the portrayal of the Company's financial condition and results of operations, and which require management's most difficult, subjective or complex judgment.

Executive Summary
Introduction and Overview
The Company is a dividend growth-oriented company formed to serve as the primary vehicle through which NRG owns, operates and acquires contracted renewable and conventional generation and thermal infrastructure assets. The Company believes it is well positioned to be a premier company for investors seeking stable and growing dividend income from a diversified portfolio of lower-risk high-quality assets.
The Company owns a diversified portfolio of contracted renewable and conventional generation and thermal infrastructure assets in the U.S. The Company’s contracted generation portfolio collectively represents 4,563 net MW. Each of these assets sells substantially all of its output pursuant to long-term offtake agreements with creditworthy counterparties. The average remaining contract duration of these offtake agreements was approximately 17 years as of December 31, 2015, based on CAFD. The Company also owns thermal infrastructure assets with an aggregate steam and chilled water capacity of 1,315 net MWt and electric generation capacity of 124 net MW. These thermal infrastructure assets provide steam, hot water and/or chilled water, and in some instances electricity, to commercial businesses, universities, hospitals and governmental units in multiple locations, principally through long-term contracts or pursuant to rates regulated by state utility commissions.
Government Incentives
Government incentives can enhance the economics of the Company's generating assets or investments by providing, for example, loan guarantees, cash grants, favorable tax treatment, favorable depreciation rules, or other incentives.  Certain changes in law enhance federal incentives for renewable generation — including through the extensions of the wind power PTC and the solar power ITC — and could incentivize the development of additional renewable energy projects that would fit within the Company’s asset portfolio.  In addition, direct cash incentives may encourage additional renewable energy development by entities that cannot presently benefit from tax credits.

Significant Events During the Year Ended December 31, 2015

•
On November 3, 2015, the Company acquired 75% of the Class B interests of NRG Wind TE Holdco, or the November 2015 Drop Down Assets, which owns a portfolio of 12 wind facilities totaling 814 net MW, from NRG for total cash consideration of $209 million. In February 2016, NRG made a final working capital payment of $2 million, reducing total cash consideration to $207 million. The Company is responsible for its pro-rata share of non-recourse project debt of $193 million and noncontrolling interest associated with a tax equity structure of $159 million (as of the acquisition date).

•
On June 30, 2015, the Company sold an economic interest in the Alta X and Alta XI wind facilities through a tax equity financing arrangement and received $119 million in net proceeds. These proceeds, as well as proceeds obtained from the Company's June 2015 equity and debt offerings discussed below, were utilized to repay all of the outstanding project indebtedness associated with the Alta X and Alta XI wind facilities.

•
On June 29, 2015, the Company issued 28,198,000 shares of Class C common stock for net proceeds, after underwriting discounts and expenses, of $599 million. The Company utilized the proceeds of the offering to acquire 28,198,000 additional Class C units of NRG Yield LLC and, as a result, it currently owns 53.3% of the economic interests of NRG Yield LLC, with NRG retaining 46.7% of the economic interests of NRG Yield LLC. Additionally, on June 29, 2015, the Company completed an offering of $287.5 million aggregate principal amount of 3.25% Convertible Notes due 2020, which proceeds were subsequently lent to NRG Yield LLC.

•
On June 29, 2015, the Company acquired 25% of the membership interest in Desert Sunlight Investment Holdings, LLC, which owns two solar photovoltaic facilities totaling 550 MW, located in Desert Center, California, from EFS Desert Sun, LLC, a subsidiary of GE Energy Financial Services, for a purchase price of $285 million, utilizing a portion of the proceeds from the Class C common stock issuance. The Company's pro-rata share of non-recourse project level debt was $272 million as of December 31, 2015.

•
Effective May 14, 2015, the Company amended its certificate of incorporation to create two new classes of capital stock, Class C common stock and Class D common stock, and distributed shares of the Class C common stock and Class D common stock to holders of the Company's outstanding Class A common stock and Class B common stock, respectively, through a stock split, which is referred to as the Recapitalization. The Recapitalization enhances the Company’s ability to focus on growth opportunities without the constraints of NRG’s capital allocation to the Company, while maintaining the Company’s relationship with NRG. The Recapitalization preserves NRG’s management and operational expertise, asset development and acquisition track record, financing experience and provides flexibility for the Company to raise capital to fund its growth.

The Class C common stock and Class D common stock have the same rights and privileges and rank equally, share ratably and are identical in all respects to the shares of Class A common stock and Class B common stock, respectively, as to all matters, except that each share of Class C common stock and Class D common stock is entitled to 1/100th of a vote on all stockholder matters.

In connection with the Recapitalization, the ROFO Agreement was amended to make additional assets available to the Company should NRG choose to sell them, including (i) two natural gas facilities totaling 795 MW of net capacity that are expected to reach COD in 2017 and 2020, (ii) an equity interest in a wind portfolio that includes wind facilities totaling approximately 934 MW of net capacity, the majority of which was sold to the Company on November 3, 2015, and (iii) up to $250 million of equity interests in one or more residential or distributed solar generation portfolios developed by affiliates of NRG.

•
On May 8, 2015, the Company and NRG entered into a partnership by forming NRG DGPV Holdco 1 LLC, or DGPV Holdco 1, the purpose of which is to own or purchase solar power generation projects and other ancillary related assets from NRG Renew DG Holdings LLC, via intermediate funds, including: (i) a tax equity-financed portfolio of 10 recently completed community solar projects representing approximately 8 MW with a weighted average remaining PPA term of 20 years; and (ii) a tax equity-financed portfolio of approximately 12 commercial photovoltaic systems representing approximately 37 MW with a weighted average remaining PPA term of 19 years. Under this partnership, the Company committed to fund up to $100 million of capital.  On February 29, 2016, the Company and NRG entered into an additional partnership by forming NRG DGPV Holdco 2 LLC, or DGPV Holdco 2, to own or purchase solar power generation projects and other ancillary related assets from NRG Renew LLC or its subsidiaries, via intermediate funds.  Under this partnership, the Company committed to fund up to $50 million of capital.

•
On May 7, 2015, the Company acquired a 90.1% interest in Spring Canyon II, a 32 MW wind facility, and Spring Canyon III, a 28 MW wind facility, each located in Logan County, Colorado, from Invenergy Wind Global LLC. The purchase price was funded with cash on hand. Power generated by Spring Canyon II and Spring Canyon III is sold to Platte River Power Authority under long-term PPAs with approximately 24 years of remaining contract life.

•
On April 30, 2015, the Company completed the acquisition of the University of Bridgeport Fuel Cell project in Bridgeport, Connecticut from FuelCell Energy, Inc. The project added an additional 1.4 MW of thermal capacity with a 12-year contract, with the option for a 7-year extension.

•
On April 9, 2015, the Company and NRG entered into a partnership by forming RPV Holdco, to invest in and hold operating portfolios of residential solar assets developed by NRG Home Solar, a subsidiary of NRG, including: (i) an existing, unlevered portfolio of over 2,200 leases across nine states representing approximately 17 MW with a weighted average remaining lease term of approximately 17 years, in which the Company invested $26 million in April 2015; and (ii) a tax equity financed portfolio of approximately 5,700 leases representing approximately 40 MW, with an average lease term for the existing and new leases of approximately 17 to 20 years, in which the Company invested $36 million of its $150 million commitment through December 31, 2015. On February 29, 2016, the Company and NRG amended the RPV Holdco partnership to reduce the aggregate commitment of $150 million to $100 million in connection with the formation of DGPV Holdco 2 discussed above.

•
On January 2, 2015, the Company acquired the following projects from NRG: (i) Laredo Ridge, an 80 MW wind facility located in Petersburg, Nebraska, (ii) Tapestry, which includes Buffalo Bear, a 19 MW wind facility in Buffalo, Oklahoma; Taloga, a 130 MW wind facility in Putnam, Oklahoma; and Pinnacle, a 55 MW wind facility in Keyser, West Virginia, and (iii)  Walnut Creek, a 485 MW natural gas facility located in City of Industry, California, for total cash consideration of $489 million, including $9 million for working capital, plus assumed project-level debt of $737 million. The Company funded the acquisition with cash on hand and drawings under its revolving credit facility.

•
In January 2015, El Segundo experienced a steam turbine water intrusion resulting in a forced outage on Units 5 and 6.  The units returned to service in April 2015.  The Company completed a root cause analysis and has implemented steps to prevent a recurrence of the event. The Company reviewed the financial impact of repair costs and lost capacity revenue and collected approximately $4 million of insurance proceeds in the fourth quarter of 2015.

Significant Events During the Year Ended December 31, 2014

•
On August 12, 2014, the Company acquired 100% of the membership interests of Alta Wind Asset Management Holdings, LLC, Alta Wind Company, LLC, Alta Wind X Holding Company, LLC and Alta Wind XI Holding Company, LLC, which collectively own seven wind facilities that total 947 MW located in Tehachapi, California, and a portfolio of associated land leases, or the Alta Wind Portfolio. The purchase price for the Alta Wind Portfolio was $923 million, which included a base purchase price of $870 million, and a payment for working capital of $53 million, plus the assumption of $1.6 billion of non-recourse project-level debt. In order to fund the purchase price, the Company completed an equity offering of 12,075,000 shares of its Class A common stock on July 29, 2014, which resulted in net proceeds of $630 million, after underwriting discounts and expenses, that were utilized to acquire additional Class A units in NRG Yield LLC. In addition, on August 5, 2014, NRG Yield Operating LLC, or Yield Operating, the holder of the project assets that belong to Yield LLC, issued $500 million of Senior Notes, as described in Item 15 — Note 9, Long-term Debt, to the Consolidated Financial Statements.

•
On June 30, 2014, the Company acquired from NRG: (i) El Segundo, a 550 MW fast-start, gas-fired facility located in Los Angeles County, California; (ii) TA High Desert, a 20 MW solar facility located in Los Angeles County, California; and (iii) Kansas South, a 20 MW solar facility located in Kings County, California. The assets were acquired pursuant to the ROFO Agreement. The Company paid NRG total cash consideration of $357 million, which represents a base purchase price of $349 million and a payment for working capital of $8 million. In addition, the acquisition included the assumption of $612 million in project-level debt.

•
During the first quarter of 2014, the Company issued $345 million in aggregate principal amount of its convertible notes as described in Item 15 — Note 9, Long-term Debt, to the Consolidated Financial Statements.

Significant Events During the Year Ended December 31, 2013

•
On December 31, 2013, NRG Energy Center Omaha Holdings, LLC, an indirect wholly owned subsidiary of NRG Yield LLC, acquired Energy Systems Company, or Energy Systems, an operator of steam and chilled thermal facilities that provides heating and cooling services to nonresidential customers in Omaha, Nebraska. See Item 15 — Note 3, Business Acquisitions, to the Consolidated Financial Statements for information related to the acquisition.

•
During 2013, Alpine, Avra, Borrego, CVSR, El Segundo, Marsh Landing, Kansas South, and TA High Desert achieved COD. In addition, Borrego completed financing arrangements with a group of lenders. See Item 15 — Note 9, Long-term Debt, to the Consolidated Financial Statements for information related to these financing activities.

•
The Company completed its initial public offering of its Class A common stock on July 22, 2013. See Item 15 — Note 1, Nature of Business, to the Consolidated Financial Statements for information related to the initial public offering.

Environmental Matters and Regulatory Matters
Details of environmental matters and regulatory matters are presented in Item 1 — Business, Regulatory Matters and Item 1A— Risk Factors. Details of some of this information relate to costs that may impact the Company's financial results.
Trends Affecting Results of Operations and Future Business Performance
Wind and Solar Resource Availability
Wind and solar resource availability can affect the Company's results. The Company's results were impacted by lower than normal wind resource availability in 2015. While the Company's wind facilities were available, adverse weather had a negative impact on wind resources. The Company cannot predict wind and solar resource availability and their related impacts on future results.
Capital Market Conditions
The Company and its peer group have recently experienced difficult conditions in the capital markets. The Company’s growth strategy depends on its ability to identify and acquire additional conventional and renewable facilities from NRG and unaffiliated third parties.  A prolonged disruption in the equity capital market conditions could make it difficult for the Company to successfully acquire attractive projects from NRG or third parties and may also limit the Company’s ability to obtain debt or equity financing to complete such acquisitions.  If the Company is unable to raise adequate proceeds when needed to fund such acquisitions, the ability to grow its project portfolio may be limited, which could have a material adverse effect on the Company’s ability to implement its growth strategy. A full description of the risks applicable to the Company's business is presented in Item 1A, Risk Factors.

Consolidated Results of Operations
2015 compared to 2014
The following table provides selected financial information:

	Year ended December 31,
(In millions, except otherwise noted)	2015	2014	Change %
Operating Revenues
Energy and capacity revenues	$1,009	$855	18
Contract amortization	(54)	(29)	86
Mark-to-market economic hedging activities	(2)	2	(200)
Total operating revenues	953	828	15
Operating Costs and Expenses
Cost of fuels	71	89	(20)
Operations and maintenance	178	140	27
Other cost of operations	72	48	50
Depreciation and amortization	297	233	27
General and administrative	12	8	50
Acquisition-related transaction and integration costs	3	4	(25)
Total operating costs and expenses	633	522	21
Operating Income	320	306	5
Other Income (Expense)
Equity in earnings of unconsolidated affiliates	26	17	53
Other income, net	3	6	(50)
Loss on extinguishment of debt	(9)	(1)	NM
Interest expense	(263)	(216)	22
Total other expense, net	(243)	(194)	25
Income Before Income Taxes	77	112	(31)
Income tax expense	12	4	200
Net Income	65	108	(40)
Less: Pre-acquisition net (loss) income of Drop Down Assets	(10)	44	(123)
Net Income Excluding Pre-acquisition Net (Loss) Income of Drop Down Assets	75	64	17
Less: Net income attributable to noncontrolling interests	42	48	(13)
Net Income Attributable to NRG Yield, Inc.	$33	$16	106

	Year ended December 31,
Business metrics:	2015	2014
Renewable MWh sold (in thousands) (a)	6,412	4,659
Thermal MWt sold (in thousands)	1,946	2,060
Thermal MWh sold (in thousands)	297	205

(a) Volumes sold do not include the MWh generated by the Company's equity method investments.
NM - Not meaningful.

Management’s discussion of the results of operations for the years ended December 31, 2015, and 2014
As described in Item 15 — Note 3, Business Acquisitions, the Company completed the following acquisitions from NRG during the year ended December 31, 2015:

•
On November 3, 2015, the Company acquired 75% of the Class B interests of NRG Wind TE Holdco, or the November 2015 Drop Down Assets, which owns a portfolio of 12 wind facilities totaling 814 net MW, from NRG for total cash consideration of $209 million. In February 2016, NRG made a final working capital payment of $2 million, reducing total cash consideration to $207 million.

•
On January 2, 2015, the Company acquired the Laredo Ridge, Tapestry, and Walnut Creek projects, or the January 2015 Drop Down Assets, for total cash consideration of $489 million, plus assumed project-level debt of $737 million.

The January 2015 Drop Down Assets and the November 2015 Drop Down Assets (other than Elbow Creek) were originally acquired by NRG from EME on April 1, 2014, and are collectively referred to as "EME Assets" throughout this discussion. The Company prepared its consolidated financial statements for the periods ending December 31, 2015, and 2014, to reflect the acquisitions as if they had taken place from the date the entities were under common control, which was April 1, 2014 for the EME Assets. Accordingly, the results presented herein reflect the Company's ownership of the EME Assets for the full year ended December 31, 2015, compared to the nine months from April 1, 2014, through December 31, 2014.
Gross Margin and Economic Gross Margin
In addition to gross margin, the Company evaluates its operating performance using the measure of economic gross margin, which is not a GAAP measure and may not be comparable to other companies’ presentations or deemed more useful than the GAAP information provided elsewhere in this report.  Economic gross margin should be viewed as a supplement to and not a substitute for the Company' presentation of gross margin, which is the most directly comparable GAAP measure.  Economic gross margin is not intended to represent gross margin. The Company believes that economic gross margin is useful to investors as it is a key operational measure reviewed by the Company's chief operating decision maker. Economic gross margin is defined as energy and capacity revenue less cost of fuels. Economic gross margin excludes the following components from GAAP gross margin: contract amortization, mark-to-market results, emissions credit amortization and (losses) gains on economic hedging activities. Mark-to-market results consist of unrealized gains and losses on contracts that are not yet settled.
The below tables present the composition of gross margin, as well as the reconciliation to economic gross margin, for the years ended December 31, 2015 and 2014:

	Conventional	Renewables	Thermal	Total
(In millions)
Year ended December 31, 2015
Energy and capacity revenues	$341	$492	$176	$1,009
Cost of fuels	(1)	(1)	(69)	(71)
Contract amortization	(5)	(47)	(2)	(54)
Mark-to-market for economic hedging activities	—	(2)	—	(2)
Gross margin	$335	$442	$105	$882
Contract amortization	5	47	2	54
Mark-to-market for economic hedging activities	—	2	—	2
Economic gross margin	$340	$491	$107	$938

Year ended December 31, 2014
Energy and capacity revenues	$321	$337	$197	$855
Cost of fuels	(2)	(1)	(86)	(89)
Contract amortization	(4)	(23)	(2)	(29)
Mark-to-market for economic hedging activities	—	2	—	2
Gross margin	$315	$315	$109	$739
Contract amortization	4	23	2	29
Mark-to-market for economic hedging activities	—	(2)	—	(2)
Economic gross margin	$319	$336	$111	$766
Gross margin increased by $143 million and economic gross margin increased by $172 million during the year ended December 31, 2015, compared to the same period in 2014, driven by:

Renewable:
Acquisitions of the Alta Wind Portfolio in August 2014 and Spring Canyon in May 2015	$126
Acquisition of EME Assets (Wind)	31
Other	(2)
Conventional:
Acquisition of EME Assets (Walnut Creek)	25
Decrease due to the forced outage at El Segundo in the first half of 2015	(4)
Thermal:
Decrease due to milder weather conditions in 2015 compared to 2014	(4)
Increase in economic gross margin	$172
Higher contract amortization primarily due to the amortization of the PPAs acquired in the acquisition of the Alta Wind Portfolio in August 2014	(25)
Losses from mark-to-market for economic hedging activities	(4)
Increase in gross margin	$143
Mark-to-market for economic hedging activities
Mark-to-market results for the years ended December 31, 2015, and 2014 represent the unrealized losses and gains, respectively, on forward contracts with an NRG subsidiary hedging the sale of power from the Elbow Creek wind facility extending through the end of 2015, as further described in Item 15 — Note 7, Accounting for Derivative Instruments and Hedging Activities, to the Consolidated Financial Statements.

Operations and Maintenance Expense

	Conventional	Renewables	Thermal	Total
(In millions)
Year ended December 31, 2015	$30	$97	$51	$178
Year ended December 31, 2014	30	63	47	140
Operations and maintenance expense increased by $38 million during the year ended December 31, 2015, compared to the same period in 2014, driven by:

Acquisition of Alta Wind Portfolio in August 2014 and Spring Canyon in May 2015	$21
Acquisition of EME Assets, primarily in the Renewable segment	16
Other	1
$38
Other Costs of Operations
Other costs of operations increased by $24 million during the year ended December 31, 2015, compared to the same period in 2014, due primarily to an increase in property taxes resulting from the acquisitions of the Alta Wind Portfolio in August 2014 and the EME Assets in April 2014.
Depreciation and Amortization
Depreciation and amortization increased by $64 million during the year ended December 31, 2015, compared to the same period in 2014, due primarily to the acquisitions of the Alta Wind Portfolio in August 2014 and the EME Assets in April 2014.
Equity in Earnings of Unconsolidated Affiliates
Equity in earnings of unconsolidated affiliates increased by $9 million during the year ended December 31, 2015, compared to the same period in 2014, due primarily to the acquisition of Desert Sunlight in June 2015 as well as the Elkhorn Ridge and San Juan Mesa projects, acquired as part of the EME Assets.
Interest Expense
Interest expense increased by $47 million during the year ended December 31, 2015, compared to the same period in 2014 due to:

(In millions)
Acquisition of Alta Wind Portfolio in August 2014	$32
Issuance of the Senior Notes due 2024 in the third quarter of 2014, 2020 Convertible Notes in the second quarter of 2015, and the 2019 Convertible Notes in the first quarter of 2014	31
Acquisition of EME Assets in April 2014	3
Repricing of project-level financing arrangements and principal repayments	(9)
Changes in the fair value of interest rate swaps	(10)
$47

Income Tax Expense
For the year ended December 31, 2015, the Company recorded income tax expense of $12 million on pretax income of $77 million. For the same period in 2014, the Company recorded income tax expense of $4 million on pretax income of $112 million. For the years ended December 31, 2015, and 2014 the overall effective tax rate was different than the statutory rate of 35% primarily due to taxable earnings allocated to NRG resulting from its interest in NRG Yield LLC and PTCs derived from certain wind generation facilities.
Income Attributable to Noncontrolling Interests
For the year ended December 31, 2015, the Company had income of $56 million attributable to NRG's interest in the Company and a loss of $14 million attributable to noncontrolling interests with respect to its tax equity financing arrangements and the application of the HLBV method. For the year ended December 31, 2014, the Company had income of $48 million attributable to NRG's interest in the Company.

Consolidated Results of Operations
2014 compared to 2013
The following table provides selected financial information:

	Year ended December 31,
(In millions, except otherwise noted)	2014	2013	Change %
Operating Revenues
Energy and capacity revenues	$855	$435	97
Contract amortization	(29)	(1)	N/M
Mark-to-market economic hedging activities	2	—	100
Total operating revenues	828	434	91
Operating Costs and Expenses
Cost of fuels	89	68	31
Operations and maintenance	140	71	97
Other cost of operations	48	15	220
Depreciation and amortization	233	92	153
General and administrative — affiliate	8	7	14
Acquisition-related transaction and integration costs	4	—	100
Total operating costs and expenses	522	253	106
Operating Income	306	181	69
Other Income (Expense)
Equity in earnings of unconsolidated affiliates	17	20	(15)
Other income, net	6	4	50
Loss on extinguishment of debt	(1)	—	100
Interest expense	(216)	(72)	200
Total other expense, net	(194)	(48)	304
Income Before Income Taxes	112	133	(16)
Income tax expense	4	8	(50)
Net Income	108	125	(14)
Less: Pre-acquisition net income of Drop Down Assets	44	16	175
Net Income Excluding Pre-acquisition Net Income of Drop Down Assets	64	109	(41)
Less: Predecessor income prior to initial public offering on July 22, 2013	—	54	(100)
Less: Net income attributable to noncontrolling interests	48	42	14
Net Income Attributable to NRG Yield, Inc.	$16	$13	23

	Year ended December 31,
Business metrics:	2014	2013
Renewable MWh sold (in thousands) (a)	4,659	1,625
Thermal MWt sold (in thousands)	2,060	1,679
Thermal MWh sold (in thousands)	205	139

(a) Volumes sold do not include the MWh generated by the Company's equity method investments.
N/M - Not meaningful.

Management’s discussion of the results of operations for the years ended December 31, 2014, and 2013
Gross Margin and Economic Gross Margin
In addition to gross margin, the Company evaluates its operating performance using the measure of economic gross margin, which is not a GAAP measure and may not be comparable to other companies’ presentations or deemed more useful than the GAAP information provided elsewhere in this report.  Economic gross margin should be viewed as a supplement to and not a substitute for the Company' presentation of gross margin, which is the most directly comparable GAAP measure.  Economic gross margin is not intended to represent gross margin. The Company believes that economic gross margin is useful to investors as it is a key operational measure reviewed by the Company's chief operating decision maker. Economic gross margin is defined as energy and capacity revenue less cost of fuels. Economic gross margin excludes the following components from GAAP gross margin: contract amortization, mark-to-market gains, emissions credit amortization and (losses) gains on economic hedging activities. Mark-to-market results consist of unrealized gains and losses on contracts that are not yet settled.

The below tables present the composition of gross margin, as well as the reconciliation to economic gross margin, for the years ended December 31, 2014 and 2013:

	Conventional	Renewables	Thermal	Total
(In millions)
Year ended December 31, 2014
Energy and capacity revenues	$321	$337	$197	$855
Cost of fuels	(2)	(1)	(86)	(89)
Contract amortization	(4)	(23)	(2)	(29)
Mark-to-market for economic hedging activities	—	2	—	2
Gross margin	$315	$315	$109	$739
Contract amortization	4	23	2	29
Mark-to-market for economic hedging activities	—	(2)	—	(2)
Economic gross margin	$319	$336	$111	$766

Year ended December 31, 2013
Energy and capacity revenues	$138	$144	$153	$435
Cost of fuels	(5)	—	(63)	(68)
Contract amortization	—	—	(1)	(1)
Gross margin	$133	$144	$89	366
Contract amortization	—	—	1	1
Economic gross margin	$133	$144	$90	$367
Gross margin increased by $373 million and economic gross margin increased by $399 million during the year ended December 31, 2014, compared to the same period in 2013, driven by:

Conventional:
Marsh Landing and El Segundo reaching commercial operations in 2013	$109
Acquisition of EME Assets (Walnut Creek)	77
Renewable:
Acquisition of EME Assets (Wind)	85
Acquisition of Alta Wind Portfolio in August 2014	64
Kansas South, TA High Desert, Borrego and CVSR facilities reaching commercial operations in 2013	41
Other	2
Thermal:
Acquisition of Energy Systems in December 2013	15
Repowering of Dover facilities in the second quarter of 2013, and increased generation at other Thermal facilities due to weather conditions in the first quarter of 2014	6
Increase in economic gross margin	$399
Higher contract amortization due to the amortization of the PPAs acquired in the acquisitions of the Alta Wind Portfolio in August 2014 and the EME Assets in April 2014	(28)
Gain in mark-to-market for economic hedging activities	2
Increase in gross margin	$373
Mark-to-market for economic hedging activities
Mark-to-market results for the year ended December 31, 2014, represent the unrealized gains on forward contracts with an NRG subsidiary hedging the sale of power from the Elbow Creek wind facility extending through the end of 2015, as further described in Item 15 — Note 7, Accounting for Derivative Instruments and Hedging Activities, to the Consolidated Financial Statements.
Operations and Maintenance Expense

	Conventional	Renewables	Thermal	Total
(In millions)
Year ended December 31, 2014	$30	$63	$47	$140
Year ended December 31, 2013	11	19	41	71
Operations and maintenance expense increased by $69 million during the year ended December 31, 2014, compared to the same period in 2013, driven by:

Conventional:
Marsh Landing and El Segundo reaching commercial operations in 2013	$13
Acquisition of EME Assets (Walnut Creek)	6
Renewable:
Acquisition of EME Assets (Wind)	27
Acquisition of Alta Wind Portfolio in August 2014	11
Kansas South, TA High Desert, Borrego and CVSR facilities reaching commercial operations in 2013	6
Thermal:
Acquisition of Energy Systems in December 2013	6
$69
Other Costs of Operations
Other costs of operations increased by $33 million during the year ended December 31, 2014, compared to the same period in 2013, primarily due to an increase in property taxes resulting from the acquisitions of the EME Assets in April 2014 and the Alta Wind Portfolio in August 2014, as well as Marsh Landing and El Segundo reaching commercial operations in 2013.
Depreciation and Amortization
Depreciation and amortization increased by $141 million during the year ended December 31, 2014, compared to the same period in 2013, due to:

(In millions)
Acquisition of the EME Assets	$54
Marsh Landing and El Segundo, which reached commercial operations in 2013	45
Acquisition of Alta Wind Portfolio in August 2014	23
Acquisition of Energy Systems in December 2013	4
Kansas South, TA High Desert and Borrego facilities reached commercial operations in 2013	2
CVSR reached commercial operations in 2013	13
$141
Equity in Earnings of Unconsolidated Affiliates
Equity in earnings of unconsolidated affiliates decreased by $3 million during the year ended December 31, 2014, compared to the same period in 2013, due primarily to losses from San Juan Mesa, acquired with the EME Assets.
Interest Expense
Interest expense increased by $144 million during the year ended December 31, 2014, compared to the same period in 2013, due to:

(In millions)
Interest expense on the project-level debt assumed in the Alta Wind Portfolio acquisition in August 2014	$45
Issuance of Senior Notes due 2024 in August 2014, Convertible Notes due 2019 in March 2014 and, to a lesser extent, increased interest expense on the Company's revolving credit facility	30
Increase due to the acquisition of the EME Assets in April 2014	25
Increase in interest expense primarily related to Alpine interest rate swap	21
Increase in interest expense for the El Segundo and Marsh Landing projects which reached commercial operations in 2013	18
Increase due to CVSR which reached commercial operations in 2013	5
$144
Income Tax Expense
For the year ended December 31, 2014, the Company recorded income tax expense of $4 million on pretax income of $112 million. For the same period in 2013, the Company recorded income tax expense of $8 million on pretax income of $133 million. For the year ended December 31, 2014, the Company's overall effective tax rate was different than the statutory rate of 35% primarily due to taxable earnings allocated to NRG resulting from its interest in NRG Yield LLC and PTCs generated from certain wind generation facilities. For the year ended December 31, 2013, the Company's overall effective tax rate was different than the statutory rate of 35% primarily due to taxable earnings allocated to NRG resulting from its interest in NRG Yield LLC.
Income Attributable to Noncontrolling Interests
For the twelve months ended December 31, 2014 and 2013, the Company had income of $48 million and $42 million, respectively, attributable to NRG's interest in the Company.

Liquidity and Capital Resources
The Company's principal liquidity requirements are to meet its financial commitments, finance current operations, fund capital expenditures, including acquisitions from time to time, to service debt and to pay dividends. Historically, the Company's predecessor operations were financed as part of NRG's integrated operations and largely relied on internally generated cash flows as well as corporate and/or project-level borrowings to satisfy its capital expenditure requirements. As a normal part of the Company's business, depending on market conditions, the Company will from time to time consider opportunities to repay, redeem, repurchase or refinance its indebtedness. Changes in the Company's operating plans, lower than anticipated sales, increased expenses, acquisitions or other events may cause the Company to seek additional debt or equity financing in future periods. There can be no guarantee that financing will be available on acceptable terms or at all. Debt financing, if available, could impose additional cash payment obligations and additional covenants and operating restrictions.
Liquidity Position
As of December 31, 2015, and December 31, 2014, the Company's liquidity was approximately $375 million and $971 million, respectively, comprised of cash, restricted cash, and availability under the Company's revolving credit facility. The decrease primarily relates to increased borrowings under the revolving credit facility used to fund the acquisition of the November 2015 Drop Down Assets and the use of cash on hand to fund the acquisition of the January 2015 Drop Down Assets. The Company's various financing arrangements are described in Item 15 — Note 9, Long-term Debt, to the Consolidated Financial Statements. On June 26, 2015, the Company amended the revolving credit facility to, among other things, increase the availability from $450 million to $495 million. As of December 31, 2015, $306 million of borrowings and $56 million of letters of credit were outstanding.
Management believes that the Company's liquidity position, cash flows from operations and availability under its revolving credit facility will be adequate to meet the Company's financial commitments; debt service obligations; growth, operating and maintenance capital expenditures; and to fund dividends to holders of the Company's Class A common stock and Class C common stock. Management continues to regularly monitor the Company's ability to finance the needs of its operating, financing and investing activity within the dictates of prudent balance sheet management.
Credit Ratings
Credit rating agencies rate a firm's public debt securities. These ratings are utilized by the debt markets in evaluating a firm's credit risk. Ratings influence the price paid to issue new debt securities by indicating to the market the Company's ability to pay principal, interest and preferred dividends. Rating agencies evaluate a firm's industry, cash flow, leverage, liquidity, and hedge profile, among other factors, in their credit analysis of a firm's credit risk.
The following table summarizes the credit ratings for the Company and its Senior Notes as of December 31, 2015:

	S&P	Moody's
NRG Yield, Inc.	BB+	Ba2
5.375% Senior Notes, due 2024	BB+	Ba2
On August 15, 2016, S&P lowered its corporate credit ratings on NRG Yield, Inc. and the Senior Notes due 2024 to BB from BB+. The rating outlook is stable.
Sources of Liquidity
The Company's principal sources of liquidity include cash on hand, cash generated from operations, borrowings under new and existing financing arrangements and the issuance of additional equity and debt securities as appropriate given market conditions. As described in Item 15 — Note 9, Long-term Debt, to the Consolidated Financial Statements, and above in Significant Events During the Year Ended December 31, 2015, and Significant Events During the Year Ended December 31, 2014, the Company's financing arrangements consist of the revolving credit facility, the 2019 Convertible Notes, the 2020 Convertible Notes, the Senior Notes and project-level financings for its various assets.
Recapitalization
As described above in Significant Events During the Year Ended December 31, 2015, effective May 14, 2015, NRG Yield, Inc. amended its certificate of incorporation to create two new classes of capital stock, Class C common stock and Class D common stock, and distributed shares of the Class C common stock and Class D common stock to holders of the Company's outstanding Class A common stock and Class B common stock, respectively, through a stock split.
The par value per share of the Company’s Class A common stock and Class B common stock remains unchanged at $0.01 per share after the effect of the stock split. Accordingly, the stock split was accounted for as a stock dividend. The Company recorded a transfer between retained earnings and common stock equal to the par value of each share of Class C common stock and Class D common stock that was issued. The Company also gave retroactive effect to prior period share and per share amounts in the Consolidated Financial Statements for the effect of the stock dividend, such that all periods are comparable.
In connection with the amendment described above, the ROFO Agreement was amended to make additional assets available to the Company should NRG choose to sell them, including (i) two natural gas facilities totaling 795 MW of net capacity that are expected to reach COD in 2017 and 2020, (ii) an equity interest in a wind portfolio that includes wind facilities totaling approximately 934 MW of net capacity, the majority of which was sold to the Company on November 3, 2015, and (iii) up to $250 million of equity interests in one or more residential or distributed solar generation portfolios developed by affiliates of NRG.
On June 29, 2015, NRG Yield, Inc. issued 28,198,000 shares of Class C common stock for net proceeds of $599 million, net of underwriting discounts and commissions of $21 million. The Company utilized the proceeds of the offering to acquire 28,198,000 additional Class C units of NRG Yield LLC and, as a result, it currently owns 53.3% of the economic interests of NRG Yield LLC, with NRG retaining 46.7% of the economic interests of NRG Yield LLC. Additionally, on June 29, 2015, the Company completed an offering of $287.5 million aggregate principal amount of 3.25% Convertible Notes due 2020, which proceeds were subsequently lent to NRG Yield LLC.

Uses of Liquidity
The Company's requirements for liquidity and capital resources, other than for operating its facilities, are categorized as: (i) debt service obligations, as described more fully in Item 15 — Note 9, Long-term Debt, to the Consolidated Financial Statements; (ii) capital expenditures; (iii) acquisitions and investments; and (iv) cash dividends to investors.

Debt Service Obligations
Principal payments on debt as of December 31, 2015, are due in the following periods:

Description	2016	2017	2018	2019	2020	There-after	Total
	(In millions)
NRG Yield, Inc. Convertible Notes, due 2019	$—	$—	$—	$345	$—	$—	$345
NRG Yield, Inc. Convertible Notes, due 2020	—	—	—	—	287	—	287
NRG Yield Operating LLC Senior Notes, due 2024	—	—	—	—	—	500	500
NRG Yield LLC and NRG Yield Operating LLC Revolving Credit Facility, due 2019	—	—	—	306	—	—	306
Total Corporate-level debt	—	—	—	651	287	500	1,438
Project-level debt:
Alta Wind I, lease financing arrangement, due 2034	10	11	11	12	12	196	252
Alta Wind II, lease financing arrangement, due 2034	7	8	8	8	9	158	198
Alta Wind III, lease financing arrangement, due 2034	7	8	8	8	9	166	206
Alta Wind IV, lease financing arrangement, due 2034	5	5	5	5	6	107	133
Alta Wind V, lease financing arrangement, due 2035	7	8	8	8	9	173	213
Alta Realty Investments, due 2031	1	1	2	2	1	26	33
Alta Wind Asset Management, due 2031	1	1	1	1	1	14	19
Alpine, due 2022	9	9	8	8	8	112	154
Avra Valley, due 2031	3	3	3	3	4	44	60
Blythe, due 2028	2	2	1	2	1	13	21
Borrego, due 2025 and 2038	3	3	3	3	3	57	72
CVSR, due 2037	23	25	26	24	21	674	793
El Segundo Energy Center, due 2023	42	43	48	49	53	250	485
Energy Center Minneapolis, due 2017 and 2025	12	13	7	11	11	54	108
Kansas South, due 2031	2	2	2	2	2	23	33
Laredo Ridge, due 2028	5	5	5	5	6	78	104
Marsh Landing, due 2017 and 2023	48	52	55	57	60	146	418
Other	2	—	—	—	—	—	2
PFMG and related subsidiaries financing agreement, due 2030	2	1	1	2	1	22	29
Roadrunner, due 2031	3	3	3	3	2	26	40
South Trent Wind, due 2020	5	4	4	4	45	—	62
TA High Desert, due 2020 and 2032	3	3	3	3	3	37	52
Tapestry Wind, due 2021	9	10	11	11	11	129	181
Viento, due 2023	11	13	16	18	16	115	189
Walnut Creek, due 2023	41	43	45	47	49	126	351
WCEP Holdings, due 2023	1	1	2	4	4	34	46
Total project-level debt	264	277	286	300	347	2,780	4,254
Total debt	$264	$277	$286	$951	$634	$3,280	$5,692

Capital Expenditures
The Company's capital spending program is focused on maintenance capital expenditures, or costs to maintain the assets currently operating such as costs to replace or refurbish assets during routine maintenance, and growth capital expenditures or construction of new assets and completing the construction of assets where construction is in process. The Company develops annual capital spending plans based on projected requirements for maintenance and growth capital. For the years ended December 31, 2015, 2014, and 2013, the Company used approximately $29 million, $60 million, and $782 million, respectively, to fund capital expenditures, including maintenance capital expenditures of $20 million, $8 million and $8 million, respectively. Growth capital expenditures in 2014 and 2013 primarily related to the construction of the Company’s solar generating assets, Marsh Landing, El Segundo and CVSR.
In January 2015, El Segundo experienced a steam turbine water intrusion resulting in a forced outage on Units 5 and 6.  The units returned to service in April 2015. The Company completed a root cause analysis and has implemented steps to prevent a recurrence of the event. The Company reviewed the financial impact of repair costs and lost capacity revenue and collected approximately $4 million of insurance proceeds in the fourth quarter of 2015.
Acquisitions
The Company intends to acquire generation assets developed and constructed by NRG in the future, as well as generation and thermal infrastructure assets from third parties where the Company believes its knowledge of the market and operating expertise provides a competitive advantage, and to utilize such acquisitions as a means to grow its CAFD.  See Significant Events During the Year Ended December 31, 2015, above for a description of the acquisitions and investments that have taken place during the year ended December 31, 2015.

Cash Dividends to Investors
The Company intends to use the amount of cash that it receives from its distributions from NRG Yield LLC to pay quarterly dividends to the holders of its Class A common stock and Class C common stock. NRG Yield LLC intends to distribute to its unit holders in the form of a quarterly distribution all of the CAFD that is generated each quarter, less reserves for the prudent conduct of the business, including among others, maintenance capital expenditures to maintain the operating capacity of the assets. CAFD is defined as net income before interest expense, income taxes, depreciation and amortization, plus cash distributions from unconsolidated affiliates, less cash distributions to noncontrolling interests, maintenance capital expenditures, pro-rata EBITDA from unconsolidated affiliates, cash interest paid, income taxes paid, principal amortization of indebtedness and changes in other assets. Dividends on the Class A common stock and Class C common stock are subject to available capital, market conditions, and compliance with associated laws, regulations and other contractual obligations. The Company expects that, based on current circumstances, comparable cash dividends will continue to be paid in the foreseeable future.
The following table lists the dividends paid on the Company's Class A common stock and Class C common stock during the year ended December 31, 2015:

	Fourth Quarter 2015	Third Quarter 2015	Second Quarter 2015	First Quarter 2015
Dividends per Class A share	$0.215	$0.21	$0.20	$0.39
Dividends per Class C share	$0.215	$0.21	$0.20	N/A
On February 17, 2016, the Company declared a quarterly dividend on its Class A and Class C common stock of $0.225 per share payable on March 15, 2016, to stockholders of record as of March 1, 2016.

Cash Flow Discussion
Year Ended December 31, 2015, Compared to Year Ended December 31, 2014
The following table reflects the changes in cash flows for the year ended December 31, 2015, compared to 2014:

Year ended December 31,	2015	2014	Change
(In millions)
Net cash provided by operating activities	$405	$362	$43
Net cash used in investing activities	(1,108)	(739)	(369)
Net cash provided by financing activities	385	747	(362)
Net Cash Provided By Operating Activities

Changes to net cash provided by operating activities were driven by:	(In millions)
Increase in operating income adjusted for non-cash items	$40
Higher net distributions from unconsolidated affiliates for the period ending December 31, 2015, compared to the same period in 2014	13
Changes in working capital primarily driven by timing of the capacity payments	(10)
$43
Net Cash Used In Investing Activities

Changes to net cash used in investing activities were driven by:	(In millions)
Payments to acquire businesses, net of cash acquired (primarily the Alta acquisition in 2014)	$864
Higher payments made to acquire Drop Down Assets in 2015 compared to payments made in 2014	(387)
Decrease in capital expenditures due to several projects being placed in service in early 2014	31
Changes in restricted cash primarily due to cash transfers in connection with higher debt principal payments in 2015	(26)
Increase in net investments in unconsolidated affiliates in 2015, compared to 2014, primarily due to the investment in Desert Sunlight made in 2015	(364)
Proceeds from renewable energy grants in 2014	(422)
Receipt of indemnity from supplier for CVSR	(57)
Other	(8)
$(369)
Net Cash Provided By Financing Activities

Changes in net cash provided by financing activities were driven by:	(In millions)
Lower contributions from tax equity investors in 2015	$(68)
Lower payments of dividends and returns of capital to NRG, partially offset by contributions from NRG in 2014	274
Lower net proceeds from Class C equity offering on June 29, 2015, compared to the net proceeds from Class A equity offering on July 29, 2014	(31)
Increase in debt payments, as well as a decrease in proceeds from long-term debt in 2015, compared to 2014	(522)
Increase in dividends and distributions paid	(38)
Decrease in debt issuance costs due to lower borrowings in 2015	23
$(362)

Year Ended December 31, 2014, Compared to Year Ended December 31, 2013
The following table reflects the changes in cash flows for the year ended December 31, 2014, compared to 2013:

Year ended December 31,	2014	2013	Change
(In millions)
Net cash provided by operating activities	$362	$168	$194
Net cash used in investing activities	(739)	(965)	226
Net cash provided by financing activities	747	834	(87)
Net Cash Provided By Operating Activities

Changes to net cash provided by operating activities were driven by:	(In millions)
Increase in operating income due to El Segundo, Marsh Landing, CVSR and a number of the Renewable projects being placed in service in 2013, as well as the acquisitions of the Alta Wind Portfolio and the EME Assets, adjusted for non-cash charges	$140
Higher net distributions from unconsolidated affiliates for the period ending December 31, 2014, compared to the same period in 2013	8
Decreased working capital requirements due to assets placed in service in 2013	46
$194
Net Cash Used In Investing Activities

Changes to net cash used in investing activities were driven by:	(In millions)
Increase in cash paid for Alta Wind Portfolio in 2014 compared to cash paid for Energy Systems in 2013	$(781)
Payment to NRG for Drop Down Assets, net of cash acquired	(311)
Decrease in capital expenditures for El Segundo, Marsh Landing and some Renewable projects, as the assets were placed in service in 2013	722
Decrease in restricted cash, primarily for Marsh Landing, Borrego, Alta Wind Portfolio, El Segundo, Alpine and High Desert	115
Increase in notes receivable, including affiliates	18
Increase in proceeds from renewable grants in 2014 compared to 2013	397
Decrease in investments in unconsolidated affiliates in 2014 compared to 2013	(2)
Receipt of indemnity from supplier for CVSR	57
Other	11
$226
Net Cash Provided By Financing Activities

Changes in net cash provided by financing activities were driven by:	(In millions)
Decrease in dividends and returns of capital to NRG, net of change in cash contributions from NRG	$144
Contributions from tax equity investors in 2014	190
Increase in proceeds from the issuance of Class A common stock on July 29, 2014, compared to the prior year initial public offering	162
Increase in dividends paid in 2014 compared to 2013	(86)
Increase in debt payments, as well as a decrease in proceeds from long-term debt in 2014, compared to 2013	(462)
Gain on settlement of swaptions in 2013	(4)
Increase in cash paid for deferred financing costs	(31)
$(87)

NOLs, Deferred Tax Assets and Uncertain Tax Position Implications, under ASC 740
As of December 31, 2015, the Company has a cumulative federal NOL carry forward balance of $519 million for financial statement purposes, which will begin expiring in 2033, and does not anticipate any federal income tax payments for 2016. As a result of the Company's tax position, and based on current forecasts, the Company does not anticipate significant income tax payments for state and local jurisdictions in 2016. Based on the Company's current and expected NOL balances generated primarily by accelerated tax depreciation of its property, plant and equipment, the Company does not expect to pay significant federal income tax for a period of approximately nine years.
The Company has no uncertain tax benefits.
Off-Balance Sheet Arrangements
Obligations under Certain Guarantee Contracts
The Company may enter into guarantee arrangements in the normal course of business to facilitate commercial transactions with third parties.
Retained or Contingent Interests
The Company does not have any material retained or contingent interests in assets transferred to an unconsolidated entity.
Obligations Arising Out of a Variable Interest in an Unconsolidated Entity
Variable interest in equity investments — As of December 31, 2015, the Company has several investments with an ownership interest percentage of 50% or less in energy and energy-related entities that are accounted for under the equity method. NRG DGPV Holdco 1 LLC, NRG RPV Holdco 1 LLC and GenConn are variable interest entities for which the Company is not the primary beneficiary.
The Company's pro-rata share of non-recourse debt held by unconsolidated affiliates was approximately $454 million as of December 31, 2015. This indebtedness may restrict the ability of these subsidiaries to issue dividends or distributions to the Company. See also Item 15 — Note 5, Investments Accounted for by the Equity Method and Variable Interest Entities, to the Consolidated Financial Statements.
Contractual Obligations and Commercial Commitments
The Company has a variety of contractual obligations and other commercial commitments that represent prospective cash requirements in addition to the Company's capital expenditure programs. The following table summarizes the Company's contractual obligations. See Item 15 — Note 9, Long-term Debt, and Note 15, Commitments and Contingencies, to the Consolidated Financial Statements for additional discussion.

	By Remaining Maturity at December 31,
	2015					2014
Contractual Cash Obligations	Under 1 Year	1-3 Years	3-5 Years	Over 5 Years	Total	Total
	(In millions)
Long-term debt (including estimated interest)	$454	$930	$1,866	$3,766	$7,016	$8,484
Operating leases	14	20	20	165	219	241
Fuel purchase and transportation obligations	12	9	6	21	48	53
Other liabilities	9	18	16	62	105	118
Total	$489	$977	$1,908	$4,014	$7,388	$8,896

Fair Value of Derivative Instruments
The Company may enter into fuel purchase contracts and other energy-related financial instruments to mitigate variability in earnings due to fluctuations in spot market prices and to hedge fuel requirements at certain generation facilities. In addition, in order to mitigate interest rate risk associated with the issuance of variable rate debt, the Company enters into interest rate swap agreements.

The tables below disclose the activities of non-exchange traded contracts accounted for at fair value in accordance with ASC 820. Specifically, these tables disaggregate realized and unrealized changes in fair value; disaggregate estimated fair values at December 31, 2015, based on their level within the fair value hierarchy defined in ASC 820; and indicate the maturities of contracts at December 31, 2015. For a full discussion of the Company's valuation methodology of its contracts, see Derivative Fair Value Measurements in Item 15 — Note 6, Fair Value of Financial Instruments, to the Consolidated Financial Statements.

Derivative Activity (Losses)/Gains	(In millions)
Fair value of contracts as of December 31, 2014	$(125)
Contracts realized or otherwise settled during the period	64
Changes in fair value	(39)
Fair Value of contracts as of December 31, 2015	$(100)

	Fair Value of contracts as of December 31, 2015
	Maturity
Fair Value Hierarchy Losses	1 Year or Less	Greater Than 1 Year to 3 Years	Greater Than 3 Years to 5 Years	Greater Than 5 Years	Total Fair Value
	(In millions)
Level 2	$(39)	$(38)	$(15)	$(8)	$(100)
The Company has elected to disclose derivative assets and liabilities on a trade-by-trade basis and does not offset amounts at the counterparty master agreement level. As discussed below in Quantitative and Qualitative Disclosures about Market Risk -Commodity Price Risk, NRG, on behalf of the Company, measures the sensitivity of the portfolio to potential changes in market prices using VaR, a statistical model which attempts to predict risk of loss based on market price and volatility. NRG's risk management policy places a limit on one-day holding period VaR, which limits the net open position.

Critical Accounting Policies and Estimates
The Company's discussion and analysis of the financial condition and results of operations are based upon the consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements and related disclosures in compliance with U.S. GAAP requires the application of appropriate technical accounting rules and guidance as well as the use of estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. The application of these policies necessarily involves judgments regarding future events, including the likelihood of success of particular projects, legal and regulatory challenges, and the fair value of certain assets and liabilities. These judgments, in and of themselves, could materially affect the financial statements and disclosures based on varying assumptions, which may be appropriate to use. In addition, the financial and operating environment may also have a significant effect, not only on the operation of the business, but on the results reported through the application of accounting measures used in preparing the financial statements and related disclosures, even if the nature of the accounting policies has not changed.
On an ongoing basis, the Company evaluates these estimates, utilizing historic experience, consultation with experts and other methods the Company considers reasonable. In any event, actual results may differ substantially from the Company's estimates. Any effects on the Company's business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the information that gives rise to the revision becomes known.
The Company's significant accounting policies are summarized in Item 15 — Note 2, Summary of Significant Accounting Policies, to the Consolidated Financial Statements. The Company identifies its most critical accounting policies as those that are the most pervasive and important to the portrayal of the Company's financial position and results of operations, and that require the most difficult, subjective and/or complex judgments by management regarding estimates about matters that are inherently uncertain. The Company's critical accounting policies include income taxes and valuation allowance for deferred tax assets, impairment of long lived assets and other intangible assets, and acquisition accounting.

Accounting Policy	Judgments/Uncertainties Affecting Application

Income Taxes and Valuation Allowance for Deferred Tax Assets	Ability to withstand legal challenges of tax authority decisions or appeals
Anticipated future decisions of tax authorities
Application of tax statutes and regulations to transactions
Ability to utilize tax benefits through carry backs to prior periods and carry forwards to future periods
Impairment of Long Lived Assets	Recoverability of investments through future operations
Regulatory and political environments and requirements
Estimated useful lives of assets
Operational limitations and environmental obligations
Estimates of future cash flows
Estimates of fair value
Judgment about triggering events
Acquisition Accounting	Identification of intangible assets acquired
Inputs for fair value of assets and liabilities acquired
Application of various methodologies

Income Taxes and Valuation Allowance for Deferred Tax Assets
In assessing the recoverability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The realization of deferred tax assets is primarily dependent upon earnings in federal and various state and local jurisdictions.
The Company's operating entities, as former subsidiaries of NRG, continue to be under audit for multiple years by taxing authorities in other jurisdictions. Considerable judgment is required to determine the tax treatment of a particular item that involves interpretations of complex tax laws. The project-level entities, as former subsidiaries of NRG, are subject to examination by taxing authorities for income tax returns filed in the U.S. federal jurisdiction and various state and local jurisdictions. NRG is no longer subject to U.S. federal income tax examinations for years prior to 2012. With few exceptions, state and local income tax examinations are no longer open for years before 2009.
Evaluation of Assets for Impairment and Other Than Temporary Decline in Value
In accordance with ASC 360, Property, Plant, and Equipment, or ASC 360, property, plant and equipment and certain intangible assets are evaluated for impairment whenever indicators of impairment exist. Examples of such indicators or events are:

•	Significant decrease in the market price of a long-lived asset;

•	Significant adverse change in the manner an asset is being used or its physical condition;

•	Adverse business climate;

•	Accumulation of costs significantly in excess of the amount originally expected for the construction or acquisition of an asset;

•	Current-period loss combined with a history of losses or the projection of future losses; and

•	Change in the Company's intent about an asset from an intent to hold to a greater than 50% likelihood that an asset will be sold or disposed of before the end of its previously estimated useful life.
Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by the asset, through considering project specific assumptions for long-term power pool prices, escalated future project operating costs and expected plant operations. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets by factoring in the probability weighting of different courses of action available to us. Generally, fair value will be determined using valuation techniques such as the present value of expected future cash flows. The Company uses its best estimates in making these evaluations and considers various factors, including forward price curves for energy, fuel costs and operating costs. However, actual future market prices and project costs could vary from the assumptions used in the Company's estimates, and the impact of such variations could be material.

The Company is also required to evaluate its equity method investments to determine whether or not they are impaired. ASC 323, Investments - Equity Method and Joint Ventures, or ASC 323, provides the accounting requirements for these investments. The standard for determining whether an impairment must be recorded under ASC 323 is whether the value is considered an "other than a temporary" decline in value. The evaluation and measurement of impairments under ASC 323 involves the same uncertainties as described for long-lived assets that the Company owns directly and accounts for in accordance with ASC 360. Similarly, the estimates that the Company makes with respect to its equity method investments are subjective, and the impact of variations in these estimates could be material. Additionally, if the projects in which the Company holds these investments recognize an impairment under the provisions of ASC 360, the Company would record its proportionate share of that impairment loss and would evaluate its investment for an other than temporary decline in value under ASC 323.
Acquisition Accounting
The Company applies ASC 805, Business Combinations, when accounting for the acquisition of a business, with identifiable assets acquired and liabilities assumed recorded at their estimated fair values on the acquisition date. The Company completes the accounting for an acquisition when the evaluations are completed to the extent that additional information is obtained about the facts and circumstances that existed as of the acquisition date. The allocation of the purchase price may be modified up to one year from the date of the acquisition as more information is obtained about the fair value of assets acquired and liabilities assumed. Consideration is measured based on fair value of the assets transferred to the seller.
Significant judgment is required in determining the acquisition date fair value of the assets acquired and liabilities assumed, predominantly with respect to property, plant and equipment, power purchase agreements, asset retirement obligations and other contractual arrangements. Evaluations include numerous inputs including forecasted cash flows that incorporate the specific attributes of each asset including age, useful life, equipment condition and technology, as well as current replacement costs for similar assets. Other key inputs that require judgment include discount rates, comparable market transactions, estimated useful lives and probability of future transactions. The Company evaluates all available information, as well as all appropriate methodologies when determining the fair value of assets acquired and liabilities assumed in a business combination. In addition, once the appropriate fair values are determined, the Company must determine the remaining useful life for property, plant and equipment and the amortization period and method of amortization for each finite-lived intangible asset.
Recent Accounting Developments
See Item 15 — Note 2, Summary of Significant Accounting Policies, to the Consolidated Financial Statements for a discussion of recent accounting developments.